SHERB & CO., LLP
                                805 Third Avenue
                            New York, New York 10022
                                  212-838-5100
                                Fax 212-838-2676


                                   Exhibit 23


                         CONSENT OF INDEPENDENT AUDITORS





We hereby consent to the incorporation by reference in this Registration Statement of Innocap, Inc. and on Form S-8 of our report dated February 26, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's new formation with no significant revenues, which raises substantial doubt about its ability to continue as a going concern), appearing in Innocap, Inc.'s report on Form 10-SB for the period ended January 31, 2004.


/s/ Sherb & Co., P.C.

Sherb & Co., P.C.
New York, New York
June 18, 2004